Exhibit 32.1
CERTIFICATE OF
PRINCIPAL EXECUTIVE OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION
I, Steven P. Dussek, Chief Executive Officer, principal executive officer and Director of Dobson Communications Corporation, referred to as the Company, hereby certify that, to the best of my knowledge, the annual report of the Company on Form 10-K for the year ended December 31, 2006, referred to as the Report:
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at December 31, 2006, and the results of the Company’s operations for the year ended December 31, 2006.

February 28, 2007	/s/ STEVEN P. DUSSEK

Steven P. Dussek
Chief Executive Officer and Director
(principal executive officer)